Exhibit 99.1

Contact:

Adam Friedman

Adam Friedman Associates

1-212-981-2529 X 18

adam@adam-friedman.com

Company Contact:

James R. Preissler

China Unistone Acquisition Corp.

1-646-383-4832

jpreissler@cuacgroup.com

China Unistone Acquisition Corp. to Acquire Sihitech and e-Channels to Form Yucheng
Technologies Limited, a leading provider of IT solutions to China’s banking sector

New York, N.Y., December 20, 2005—China Unistone Acquisition Corp. (OTCBB: CUAQ, CUAQU, CUAQW) (“CUAQ”) today announced the signing of an acquisition agreement to acquire 100% of Beijing Sihitech Co. Ltd. (“Sihitech”) and Beijing
e-Channels Century Technology Co. Ltd. (“e-Channels”)..  Sihitech and e-Channels are private companies operating in China that provide IT solutions and services to the growing banking industry in China.  The companies currently focus on offering IT solutions and services to top tier banks, with plans to expand their core offerings beyond internet banking, call center and customer data platforms to other participants in the financial services industry in the future, including smaller regional banks, insurance companies, investment banks and securities firms.

Sihitech, founded in 1999 by Hong Weidong, provides IT services and systems integration for the banking industry in China.  e-Channels, founded in 2001 by Zeng Shuo, is a software and IT consulting company providing web banking and electronic multi-channel software and solutions to the Chinese banking industry.  Both companies have built substantial reputations within their industry segments with proven management and a successful operating track record.  Together these companies will be well positioned to take advantage of the increasing demand for IT solutions and services by the growing Chinese banking industry.

Under the terms of the agreement, China Unistone will acquire the equity interests in Sihitech and e-Channels for an aggregate of $4,000,000 and approximately 5,300,000 shares of China Unistone common stock equal to 55.8% of the total issued and outstanding common stock of the post-transaction company, of which 1,400,000 shares are contingent upon audited 2005 and 2006 financial performances of e-Channels and Sihitech respectively and subject to return.  In addition, the owners of Sihitech and e-Channels have the right to receive additional cash consideration and adjustments to the number of shares based on receipt of additional investments of capital and company performance from 2007 until 2010.

In connection with the acquisition, China Unistone will merge into a wholly owned subsidiary, Yucheng Technologies Limited (“Yucheng”), under British Virgin Islands law, and then acquire all the outstanding equity interests of Sihitech and e-Channels.  The merger with Yucheng and the acquisition are subject to the approval of the China Unistone stockholders, and China Unistone will proceed immediately to prepare and file the necessary proxy materials.

Post Merger Yucheng

Yucheng will have a considerable market share in the financial technology sector in China.  The company will be one of the top local providers of IT solutions to banks.  Its clients will include all the major banks in China.  It is expected that it will have an estimated 70 percent market share in internet banking, measured by end-users.

Yucheng will seek to grow organically by increasing its offerings to its current client base among Chinese banks and by expanding the market for its products and services to smaller regional banks, insurance companies, investment banks and securities firms.  The company will also seek accretive acquisitions and form joint ventures to 1) expand service offerings in related financial technology outsourced and infrastructure services such as payment processing, credit card operations, customer data management and bill payment, 2) acquire clients and 3) expand cross-selling opportunities.  Because the local IT services industry is highly fragmented in China at this time, there are many opportunities where Yucheng with its public company status and expanded capital will be able to accelerate value chain migration.

 In 2004, Sihitech and e-Channels had combined revenues of $32.7 million and total net profits of $3.4 million.  The companies both experienced major increases in revenue and net profit in the last three years (2002-2004): 48% CAGR in sales and 120% CAGR in net profits.

Yucheng will be led by Hong Weidong as the Chief Executive Officer and Zeng Shuo as the Chief Operating Officer.  The current management teams will continue with Yucheng and on a combined basis, the company will number about 390 persons.

Mr. Hong Weidong, Chairman and CEO of Sihitech, stated, “We are excited by the opportunity of introducing Yucheng Technologies Limited into the Chinese market.  Currently, there are about 35,000 banks in China and most lack basic infrastructure including internet services platforms, consumer data consolidation and loan processing.  There is a need for banks to leverage IT in order to deliver better customer services, increase margins and survive increasing local and international competition.  We believe that Yucheng will have the experience, track record and contacts to become one of the leading providers of these services in China.”

“e-Channels is already the leading provider of internet banking software in China and we are looking forward to working with Sihitech as a combined company to cross-sell our products and services to existing clients and to provide a powerful integrated IT platform for new clients in the financial services industry,” added Mr. Zeng Shuo, Chairman and CEO of e-Channels.

The Transaction

Under the terms of the transaction, China Unistone will pay an aggregate of $4,000,000, subject to adjustment for the amount of total current assets and total liabilities of the target companies.  Of the cash portion of the purchase price, $250,000 will be held back for one year by Yucheng to secure certain indemnification obligations of the selling stockholders.

China Unistone will also issue an aggregate of about 5.3 million shares of which 1.4 million shares are tied to the audited 2005 and 2006 performances of e-Channels and Sihitech, respectively and subject to return.  The aggregate share consideration represents 8.7 times 2004 net profits and 8.1 times 2005 estimated net profits assuming a share value of US$5.54.  All shares issued will be subjected to a 12-month lockup from the date of closing.  China Unistone expects the transaction to close in the first half of 2006.  Yucheng will apply for listing its securities on NASDAQ in connection with the transaction.  If the listing application is not approved, the common stock, warrants and units will continue to trade on the OTC:BB.

The selling parties may receive additional cash and stock consideration under certain conditions.  Additional cash payments will be made to the selling shareholders as follows:

•                                          $5,000,000 if Yucheng receives an aggregate of $34,500,000 in gross proceeds in additional financing, including from the exercise of outstanding public warrants, the successful completion of a secondary offering, or a private investment by a strategic investor,

•                                          $1,000,000 if the average closing price of the stock of China Unistone and/or Yucheng in any sixty consecutive trading days of 2006 is above $10.00,

•                                          $2,000,000 if the average closing price of the stock of Yucheng in any sixty consecutive trading days of 2007 is above $12.00 and

•                                          $3,000,000 if the average closing price of the stock of Yucheng in any sixty consecutive trading days of 2008 is above $14.40, but

•                                          notwithstanding the foregoing, the maximum amounts paid under the above four events shall not be more than $10,000,000.

In addition, Yucheng management team and certain shareholders are entitled to receive on an all-or-none basis per year, an aggregate of 952,832 shares of common stock of Yucheng common stock, contingent upon the attainment of net profits targets exceeding the following starting in 2007:

Fiscal Year Ending
December 31	Net Profits

2007	US$	8,500,000
2008	US$	11,900,000
2009	US$	16,700,000
2010	US$	23,300,000

Following closing, the Board shall consist of nine directors including three persons designated by Sihitech; one person designated by e-Channels and; two current management members of China Unistone.  In addition, the company expects to comply with the requirement for an independent board of directors as specified by the NASDAQ rules and regulations.

Mr. Hong Weidong will be the CEO of Yucheng after the acquisition.  Previously, he was part of Senior Management of Secom China Ltd. as VP of PC Department. He also held the position General Manager at GIT. He pursued his B.E and EMBA degree from Tsinghua University.  Mr. Zeng Shuo will be the COO of Yucheng after the acquisition.  He previously held senior positions in Nantian Group as General Manager of Info Product Dept and Finance Project & System Integration Department. He holds a B.E in Automation from Beijing Polytechnic University.  Mr. Peter Li, the current CFO of Sihitech, will be the CFO of Yucheng after the acquisition.  Mr. Li also held the positions of Controller in Lenovo Group (HKSE:  0992.HK) and Financial Controller in Delano Technologies (NASDAQ: DTEC). He is a Certified General Accountant (C.G.A.) from Canada and holds a B.A. from Beijing Foreign Studies University and Master of Education from University of Toronto.  Mr. Chih T. Cheung, currently the Chairman of China Unistone, will be the Chairman of Yucheng after the acquisition and Mr. James R. Preissler, currently the CFO of China Unistone, will be a director of Yucheng.

Leading Market Position

The combined entity is expected to be a significant local IT services and solutions provider to banks in China.  According to the “China Banking IT

Solution 2005-2009 Forecast and Analysis” report released in July, 2005 by IDC, the estimated China banking IT solution market for 2004 was about 3.9 Billion RMB or US$487 million (1USD:8.0845RMB) in 2004 and is expected to grow by more than 20% CAGR from 2005-2009.  The report also pointed out that Sihitech and e-Channels have emerged as leading players in the banking solutions and internet banking segments in China.  In addition, Sihitech has also been recognized by Deloitte & Touche as one of the “Technology Fast 500 Asia Pacific” in 2005.  e-Channels currently is a leader in the internet banking solutions with an estimated 70% market share in terms of web banking end-users in the PRC according to an independent market research report by CCID Consulting.

Yucheng will have 5 operating subsidiaries which include Sihitech, e-Channels, Beijing Sihitech Software, Shanghai Sihitech, and Guangzhou Sihitech.  There also will be two representative offices in Fuzhou and Xian.  The combined company will have a combined employee staff of 390 employees, 85% of which are software developers.

The customer base in the IT consulting market initially will be composed mostly of the large and Tier 1 banks that seek customized solutions to meet specific requirements. Sihitech currently is one of the leading providers of IT solutions to China Construction Bank (CCB).  All of the leading banks in China are making significant capital investments in IT infrastructure to upgrade their operations in preparation for increased competition resulting from liberalization of the banking and financial services industry.  It is also management’s opinion that over time, smaller and regional banks will have to dramatically increase IT investments due to competitive pressures and Yucheng will be well positioned to provide packaged applications and products that will meet their needs.

Yucheng Represents a Consolidation Opportunity in a Growing Market

“China Unistone is excited by the prospects of the financial technology sector in China and we are fortunate to be working with two of the early local leaders in the field and their well-respected management teams.  Post merger, the additional equity capital will allow us to expand our presence and increase our market share through organic growth as well as acquisitions to enhance future shareholder value. Our public company status would also provide higher visibility in the marketplace, which should allow us to further enhance our standings with existing and new customers and to attract and retain high quality professionals,” stated Chih Cheung, Chairman of China Unistone.

About China Unistone:

China Unistone Acquisition Corp. (OTCBB: CUAQ, CUAQU, CUAQW) was formed on May 7, 2004. The Company was formed with the sole intention of consummating a business combination with an operating business that has its primary operating facilities located in the People’s Republic of China.  China Unistone’s initial public offering became effective on November 18, 2004 and was consummated on November 24, 2004, receiving net proceeds of approximately $18,273,000 through the sale of 3.45 million units at $6.00 per unit.  Each unit was comprised of one share of China Unistone common stock and two warrants, each with an exercise price of $5.00.  As of September 30, 2005, China Unistone held approximately $17,981,080 in a trust account maintained by an independent trustee, which will be released upon the consummation of the business combination.

Forward Looking Statement

This release may contain forward-looking statement within the meaning of the Private securities Litigation Reform Act of 1995.  Forward looking statements are statements that are not historical facts.  Such forward-looking statements, based upon the current beliefs and expectations of management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Yucheng Technologies is engaged fluctuations in customer demand; management of rapid growth; intensity of competition from other IT providers; timing approval and market acceptance of new products introduction; general economic conditions; geopolitical events and regulatory changes; as well as other relevant risks detailed in filings with the Securities and Exchange Commission.  The information set forth herein should be read in light of such risks.  The company does not assume any obligation to update the information contained in this press release or filings.